                               Exhibit 99.1

Oyster Point Pharma Reports Third Quarter 2020 Financial Results and Recent Business Highlights

•OC-01 New Drug Application (NDA) Submission to U.S. Food and Drug Administration (FDA) for Signs and Symptoms of Dry Eye Disease Remains on Track for Q4 2020
•OC-01 Investigational New Drug (IND) Application Submission to FDA for Neurotrophic Keratitis (NK) Remains on Track for Q4 2020
•Cash and Cash Equivalents of $214.3 million as of September 30, 2020
•Conference Call and Webcast Scheduled for 4:30 pm ET today

PRINCETON, N.J., November 5, 2020 (GLOBE NEWSWIRE) — Oyster Point Pharma, Inc. (Nasdaq: OYST), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of first-in-class pharmaceutical therapies to treat ocular surface diseases, announced its financial results for the third quarter of 2020, and provided an overview of recent business highlights.

“Following the positive top-line results of the ONSET-2 Phase 3 clinical trial announced in May, we plan to submit a NDA for OC-01 for the treatment of signs and symptoms of dry eye disease to the FDA in the fourth quarter of 2020. If approved by the FDA, we remain on track for a planned U.S. launch of OC-01 in the fourth quarter of 2021. In addition, the Company continues to advance its R&D pipeline and will begin clinical development to support the potential for additional indications for OC-01” said Jeffrey Nau, PhD, MMS president and chief executive officer of Oyster Point Pharma. “I am excited for the Oyster Point team to initiate the clinical development of OC-01 to treat neurotrophic keratitis. Based on OC-01’s novel mechanism of action, we believe that the production of natural tear film may have the ability to provide a therapeutic benefit for a number of ocular surface diseases.”

Recent Business Highlights

•OC-01 Dry Eye Disease NDA Submission on Track for Q4 2020: Planned U.S. launch of OC-01 in the fourth quarter of 2021, if FDA-approved.

•Launch Readiness Plan Progresses: With a planned U.S. launch of OC-01 in the fourth quarter of 2021, the Company continues to add key talent across the organization, including medical affairs, market access, commercial operations, and marketing.

•OC-01 IND Application Submission on Track for NK: IND Application remains on track for submission in Q4 2020 with planned enrollment of the first patient in the OLYMPIA Phase 2 Study in 1H 2021.

Overview of Financial and Operating Results

Third Quarter Financial Results

•Cash Position: As of September 30, 2020, cash and cash equivalents were $214.3 million, compared to $139.1 million as of December 31, 2019.

•R&D Expenses: Total research and development expenses for the third quarter of 2020 were $8.2 million compared to $8.1 million for the same period in 2019. The Company's clinical, preclinical expense was $1.2 million lower during the third quarter of 2020 primarily due to the completion of the ONSET-2 Phase 3 clinical trial in May 2020. The Company incurred higher CMC and other research and development expense of $1.3 million primarily due to the continued advancement of OC-01, as well as costs associated with the NDA submission planned in the fourth quarter of 2020.

•G&A Expenses: Total general and administrative expenses for the third quarter of 2020 were $8.1 million compared to $3.8 million for the same period in 2019. The increase was due to higher headcount and reflects an increase in payroll-related expense, including stock-based compensation of $2.1 million. The Company incurred higher commercial planning expenses of $1.0 million in anticipation of a U.S. launch of OC-01, if approved, in the fourth quarter of 2021. Additionally, there was an increase in other general and administrative expenses of $1.2 million due to expansion of the Company's organization and operating as a publicly traded company.

•Net Loss: For the third quarter of 2020, the Company had a net loss of $16.3 million, or $(0.63) per share, compared to a net loss of $11.5 million, or $(8.10) per share, for the same period in 2019.

Conference Call Details and Webcast
Oyster Point Pharma will host a live conference call and webcast today at 4:30 pm Eastern Time to discuss the third quarter 2020 financial results and provide a business update. To access the live call by phone, please dial (855) 548-1220 (US/Canada) or (602) 563-8619 (International). The conference ID number is 5769185. The webcast will be made available on the company’s website at www.oysterpointrx.com under the “Events & Presentations” section of the company’s website at https://edge.media-server.com/mmc/p/ivg2xbnt.

A telephone replay will be available for approximately 7 days following the live conference call. To access the telephone replay, please dial (855) 859-2056 (US/Canada) or (404) 537-3406 (International). The conference ID number is 5769185. A replay of the webcast will be available for approximately 30 days following the live audio webcast.

About Oyster Point Pharma
Oyster Point Pharma is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of first-in-class pharmaceutical therapies to treat ocular surface diseases. Oyster Point Pharma’s lead product candidate, OC-01 nasal spray, a highly selective cholinergic agonist, is being developed as a nasal spray to treat the signs and symptoms of dry eye disease. OC-01 nasal spray’s novel mechanism of action re-establishes tear film homeostasis by activating the trigeminal parasympathetic pathway to stimulate the glands and cells responsible for natural tear film production, known as the lacrimal functional unit.

About Dry Eye Disease
Dry eye disease is a chronic, progressive condition that impacts more than 30 million people in the United States (U.S.) and is growing in prevalence. An estimated 16 million adults in the U.S. have been diagnosed with dry eye disease, a multifactorial condition of the ocular surface characterized by disruption of the tear film. A healthy tear film protects and lubricates the eyes, washes away foreign particles, contains growth factors and antimicrobial components to reduce the risk of infection, and creates a smooth surface that contributes refractive power for clear vision. Dry eye disease can have a significant impact on a person’s day-to-day quality of life, as it can cause persistent stinging, scratching, burning sensations, sensitivity to light, blurred vision, and eye fatigue. Despite the large prevalence of dry eye and the burden of the disease, there remains a significant unmet need for effective therapies.

About Neurotrophic Keratitis
Neurotrophic keratitis (NK), also known as neuroparalytic keratitis or neurotrophic keratopathy, is a disease characterized by decreased corneal sensitivity and poor corneal healing. The most common causes of loss of corneal sensation are viral infection (herpes simplex and herpes zoster keratoconjunctivitis) followed by chemical burns, physical injuries, and corneal surgery. In addition, systemic diseases such as diabetes and multiple sclerosis may decrease sensory nerve function or damage sensory fibers. NK can be classified broadly into three stages: Stage 1 (mild) consists of ocular surface irregularities and reduced vision, Stage 2 (moderate) exhibits a non-healing persistent defect of the corneal epithelium, and Stage 3 (severe) exhibits corneal ulceration, which may progress to corneal melting and perforation. If not adequately addressed, the progression of NK can lead to the loss of the cornea and the need for transplantation.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions and on information currently available to us. The forward-looking statements in this press release represent our views as of the date of this press release. These statements may include but are not limited to statements regarding future events, including any potential impacts of any government measures in response thereto, or future financial and operating performance and our plans for and the anticipated benefits of new hires, our product candidates, the timing, objectives and results of the clinical studies and anticipated regulatory and development milestones, including potential timing of NDA submission and potential commercialization. Although we believe the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. Important factors that could cause our actual results to differ materially are detailed from time to time in the “Risk Factors” section in reports we file with the Securities and Exchange Commission, copies of which are posted on our website and are available from us without charge. However, new risk factors and uncertainties may emerge from time to time, and it is not possible to predict all risk factors and uncertainties.

Investor Contact
Tim McCarthy
LifeSci Advisors, LLC
(212) 915-2564
investors@oysterpointrx.com

Media Contact
Sheryl Seapy, W2O Group
(213) 262-9390
sseapy@w2ogroup.com

Oyster Point Pharma, Inc.
Select Balance Sheet Data
(in thousands)
(unaudited)

	September 30, 2020	December 31, 2019

Cash and cash equivalents	$214,331	$139,147
Working capital*	$205,745	$136,781
Total assets	$216,496	$143,209
Stockholders’ equity	$206,673	$137,298

*Working capital is defined as current assets less current liabilities.

Oyster Point Pharma, Inc.
Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Operating expenses:
Research and development	$8,210	$8,088	$28,104	$18,594
General and administrative	8,112	3,809	20,641	8,546
Total operating expenses	16,322	11,897	48,745	27,140
Loss from operations	(16,322)	(11,897)	(48,745)	(27,140)
Other income, net	17	400	457	1,153
Net loss and comprehensive loss	$(16,305)	$(11,497)	$(48,288)	$(25,987)
Net loss per share, basic and diluted	$(0.63)	$(8.10)	$(2.05)	$(18.37)
Weighted average shares outstanding, basic and diluted	25,797,282	1,419,064	23,544,035	1,414,475